Exhibit 10.3

NAVISTAR INTERNATIONAL CORPORATION

EMPLOYMENT AND SERVICES AGREEMENT

This Employment and Services Agreement (the “Agreement”) is entered into on August 26, 2012 by and among Navistar International Corporation, a Delaware corporation (the “Company”), its principal operating subsidiary, Navistar, Inc., a Delaware corporation (“NAVISTAR, INC.”) and Lewis B. Campbell (“Executive”) (each a “Party” and collectively, the “Parties”). For purposes of this Agreement, “NIC” shall mean the Company and all of its direct or indirect, wholly-owned subsidiaries, including NAVISTAR, INC., and “NAVISTAR, INC.” shall mean only Navistar, Inc., unless the context clearly indicates the contrary.

1. Duties and Scope of Employment.

(a) Positions and Duties. Effective August 26, 2012 (the “Effective Date”), Executive will serve as Executive Chairman (“Executive Chairman”) and Interim Chief Executive Officer (“Interim CEO”) of the Company, reporting exclusively to the Company’s Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties as are consistent with Executive’s positions within the Company. As Interim CEO, Executive will have the status of the highest ranking executive officer of the Company, with the full powers, responsibilities and authorities customary for the chief executive officer of publicly traded corporations of the size, type and nature of the Company, together with such other powers, authorities and responsibilities as may reasonably be assigned to him by the Board. In the event Executive ceases to serve as Interim CEO but remains as Executive Chairman, the terms of this Agreement shall still govern Executive’s service relationship with the Company as Executive Chairman. In such case, Executive will work from Company headquarters and/or address Company matters for approximately two to three days per week as directed by the Board, which days shall be subject to the consent of Executive, such consent not to be unreasonably withheld, conditioned or delayed. The period Executive is employed by and/or provides services to the Company under this Agreement as either Executive Chairman, Interim CEO or both is referred to herein as the “Services Term.”

(b) Board Membership. Executive will be appointed to serve as a member of the Board. At each annual meeting of the Company’s stockholders during the Services Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s service as both Interim CEO and Executive Chairman for any reason, unless otherwise determined by the Board, Executive will be deemed to have resigned from the Board (and any boards of subsidiaries) voluntarily, without any further required action by Executive, as of the cessation of Executive’s services, and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect his resignation(s).

(c) Obligations. During the Services Term, Executive will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability. As Interim CEO, Executive will devote his full business efforts and time to the Company, and, in the event Executive ceases to serve as Interim CEO and only serves as Executive

Chairman, he will address Company matters two to three days per week as described in Section 1(a) hereof. For the duration of the Services Term, Executive agrees not to engage actively in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Lead Director of the Board (the “Lead Director”) (which approval will not be unreasonably withheld, conditioned or delayed); provided, however, that Executive may, without the approval of the Lead Director, serve in any capacity with any civic, educational, or charitable organization, participate in industry affairs, manage his and his family’s personal passive investments, and serve as a consultant to, or on the board(s) of, those entities set forth on Exhibit A attached hereto, provided that such services do not materially interfere with Executive’s obligations to the Company. Executive may retain any compensation or benefits received as a result of consented to service as a director without any offset in respect of any compensation or benefits to be provided hereunder. Executive represents that Executive’s employment by the Company and the performance by Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, or to refrain from competing, directly or indirectly, with the business of any other party, provided, however, that the Company acknowledges that Executive continues to be obligated not to solicit employees of Textron Inc. and to maintain the confidentiality of confidential information learned while an executive thereof.

2. At-Will Employment/Services. Executive and the Company agree that Executive’s employment and service with the Company constitutes “at-will” employment and service. Executive and the Company acknowledge that this Agreement and Executive’s employment and service relationship with the Company may be terminated at any time, upon written notice to the other Party, with or without Cause (as defined below) or for any or no Cause, at the option of the Company, or due to Constructive Termination (as defined below), at the option of Executive. For the avoidance of doubt, each of the Company or Executive may in its discretion terminate Executive’s employment and service as Interim CEO or Executive Chairman separately or together. Further, Executive and the Company acknowledge that this Agreement and Executive’s employment and service relationship with the Company will terminate upon Executive’s death and the Company may terminate Executive in the event of Executive’s Disability, as defined in Section 22(e)(3) of the of the Internal Revenue Code of 1986, as amended, and the Treasury regulations and other applicable authorities thereunder (the “Code”).

(a) For purposes of this Agreement, “Cause” means, with respect to Executive: (i) willful misconduct involving an offense of a serious nature that is demonstrably and materially injurious to NIC, monetarily or otherwise; (ii) conviction of a felony or the plea of guilty or nolo contendere to a felony, as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which Executive is so convicted (in each case other than (y) a traffic infraction or (z) vicarious liability solely as a result of his position); or (iii) continued failure to substantially perform required duties for NIC that is not cured by Executive within fifteen (15) days after written demand to so perform by the Company (other than a failure due to physical or mental disability). In the event Executive fails to cure under Section 2(a)(iii), Executive shall not be deemed to have been involuntarily terminated for Cause unless and until the occurrence of the following two events: (y) Executive has been given notice from the Board that identifies the grounds for the proposed involuntary termination for Cause under Section

2(a)(iii) and notifies Executive that he, along with his legal counsel, shall have an opportunity to address the Board with respect to the alleged grounds for termination at a meeting of the Board called and held for the purpose of determining whether Executive engaged in the conduct described under Section 2(a)(iii), such meeting to be held no earlier than fifteen (15) days after Executive is given such notice (unless Executive consents to an earlier meeting), and (z) Executive has been given a copy of the resolutions, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding Executive) called and held for the purpose of finding that, in the opinion of the majority of the Board (excluding Executive), Executive was guilty of conduct set for in Section 2(a)(iii), that specify the grounds and evidence for termination and indicate the grounds for termination have not been cured within the specified time limits. For purposes of determining whether “Cause” exists, no act, or failure to act, on Executive’s part will be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s act, or failure to act, was in the best interest of the Company.

(b) For purposes of this Agreement, “Constructive Termination” means the occurrence, on or within the 36-month period immediately after the then-most recent Change in Control, of any of the following events or conditions: (i) a material diminution in Executive’s authority (including the budget over which Executive retains authority), duties, or responsibilities within NIC in effect immediately before such Change in Control (including a change by the Company so that Executive no longer reports directly to the Board (or the board of directors of an acquirer or successor), except in connection with the involuntary termination of Executive’s employment for Cause; (ii) the Company reduces Executive’s base salary or total incentive compensation opportunity (including annual incentive compensation) by ten percent (10%) or more (either upon one reduction or during a series of reductions over a period of time) as compared to (y) with respect to base salary, the highest base salary in effect for Executive during the six-month period immediately before such Change in Control, and (z) with respect to annual incentive compensation opportunity, the highest annual incentive compensation opportunity as in effect for Executive in the six-month period immediately before such Change in Control; (iii) the action or inaction of any successor or assign hereto following such Change in Control that constitutes a material breach of this Agreement, including the failure of any such successor or assign to assume, and to perform under, this Agreement as contemplated in Section 10 below; or (iv) the Company requires Executive to be based anywhere more than forty-five (45) miles from the location of either Executive’s office (if other than the Company’s headquarters) or the Company’s headquartered offices immediately before such Change in Control, which relocation is adverse to Executive, except for required business travel to the extent substantially consistent with the business travel obligations that Executive undertook on behalf of NIC immediately before such Change in Control.

(c) A termination for Constructive Termination shall occur if, during the 36-month period immediately after the then-most recent Change in Control, any event or circumstance constituting Constructive Termination occurs and Executive both provides notice to the Company or NAVISTAR, INC. of the existence of the Constructive Termination within ninety (90) days of its initial existence and, to the extent the Company or NAVISTAR, INC. either does not remedy such Constructive Termination within thirty (30) days of receiving such notice from Executive of the initial existence of such Constructive Termination (for purposes of this Section 2(d), the “Cure Period”) or notifies the Executive in writing prior to the expiration of the Cure Period of its unwillingness to remedy such event o condition, terminates his employment with the Company within ten (10) days after either the expiration of such Cure Period or such earlier date prior to the expiration of the Cure Period on which Executive was so notified in writing, as the case may be.

3. Compensation.

(a) Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $500,000 as compensation for his services to the Company (such annual salary, as is then effective, to be referred to herein as “Base Salary”) during the Services Term. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to any required withholdings. The Board will review such Base Salary not less than annually and may increase (but not decrease) Executive’s Base Salary from the level in effect immediately prior to such review.

(b) Annual Incentive. Executive will participate in the Company’s Annual Incentive Plan for the 2013 fiscal year and will be eligible to earn an annual cash incentive bonus based upon the attainment of performance goals established by the Board. Executive’s target annual incentive for the 2013 fiscal year will be $1,000,000, based upon Board-specified levels of performance goals being achieved (the “Target Annual Incentive”). The annual incentive bonus will be subject to the terms and conditions of the Company’s Annual Incentive Plan or other annual incentive program, on the same terms and conditions that apply to other senior executives generally.

(c) Stock Option Grant. Effective as of the Effective Date (for purposes of this Section 3(d), the “Grant Date”), Executive will be granted 500,000 nonqualified stock options to purchase shares of the Company’s common stock (the “Options”). The Options will have an exercise price equal to the fair market value of the Company’s common stock as of the close of trading on the last trading day prior to the Grant Date (i.e., the fair market value of the Company’s common stock as of the close of business, Friday, August 24, 2012). Other than as provided below, the Options will become one hundred percent (100%) vested and exercisable on the day immediately prior to the first (1st) anniversary of the Grant Date (the “Exercise Date”) so long as, on the Exercise Date, Executive continues to provide services to the Company as either Interim CEO or Executive Chairman.

(i) Notwithstanding the immediately preceding sentence, in the event that (A) the Company terminates Executive’s employment and service to the Company as both Interim CEO and Executive Chairman without Cause prior to the Exercise Date; (B) any of the events described in Sections 2(b)(i), (ii) or (iv) occur other than in connection with a Change in Control (it being understood that Executive’s ceasing to be Interim CEO as a result of the appointment of a permanent CEO shall not constitute an occurrence under this clause (B)); (C) following a Change in Control, Executive terminates employment and service due to a Constructive Termination; or (D) the Executive dies prior to the Exercise Date but after a permanent chief executive officer has been appointed by the Company such that Executive is no longer Interim CEO, (each such termination, a “Vesting Termination”), the Options will vest immediately, provided, however, that such Options shall not be exercisable until the Exercise Date, and provided, further, that Executive executes and does not revoke a commercially reasonable written release agreement in a form acceptable to the Company (the “Release”). Upon becoming vested and exercisable the Options will remain exercisable until the fifth (5th) anniversary of the Grant Date unless, prior to such exercise, Executive is terminated for Cause, and any unexercised portion of the Option shall expire thereafter.

(ii) Upon any termination of employment which is not a Vesting Termination, in each case prior to the Exercise Date, the Options will expire immediately. In all other respects, the Options will be subject to the terms and conditions of a stock option award agreement to be entered into by and between the Company and Executive in the form attached as Exhibit B. For the avoidance of doubt, the Options will not be subject to the Company’s current long-term incentive plan, and Executive will not otherwise participate in the Company’s equity compensation program.

(d) Executive Stock Ownership Guidelines. The Company hereby waives any requirement that Executive be subject to, or be required to comply with, the Company’s Executive Stock Ownership Guidelines during the Services Term.

4. Employee Benefits.

(a) Generally. Except as provided in Section 4(b) below, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executive officers of the Company, as such plans, policies, and arrangements may exist from time to time during the period that Executive is employed as Interim CEO or Executive Chairman. In the event Executive ceases to serve as Interim CEO and Executive Chairman but remains a non-executive director of the Company, Executive will be eligible to participate only in such plans that are applicable to other non-employee members of the Board, in accordance with their terms. Without limiting the foregoing, Executive shall be eligible for the following benefits:

(i) Life Insurance. Consistent with the coverage provided to the Company’s senior executives, while he is Interim CEO, Executive shall be provided with Company-paid life insurance providing a death benefit equal to three (3) times the sum of his Base Salary and Target Annual Incentive.

(ii) Relocation Expenses/Allowance. In connection with his acceptance of the position as Interim CEO and Executive Chairman, Executive shall be reimbursed for reasonable costs of relocation (hotel, meal expenses, etc.) for himself but not for costs associated with any permanent residence. While he is Interim CEO or Executive Chairman, Executive shall participate in the Company’s Executive Flexible Perquisite Program, pursuant to its terms, with an annual flexible perquisite payment of $46,000.

(iii) Automobile. While he is Interim CEO or Executive Chairman, Executive shall be provided with reimbursement of automobile related expenses to the same extent as, and consistent with, the Company’s automobile reimbursement policy in effect for the Company’s other senior executive officers.

(iv) Vacation. While he is Interim CEO or Executive Chairman, Executive will be entitled to receive paid annual vacation in accordance with Company policy for other senior executive officers.

(b) Executive understands and agrees that he shall not be eligible for any defined benefit pension plan including any nonqualified defined benefit or deferred compensation plan benefit under any plan maintained by the Company.

5. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6. Termination of Employment.

(a) In the event Executive’s employment and service with the Company terminates for any reason (such date of termination of employment and service, the “Date of Termination”), Executive will be entitled to (i) unpaid Base Salary accrued up to the Date of Termination, (ii) any unpaid, but earned, annual incentive for fiscal year 2013 (as contemplated pursuant to Section 3(b) above) and otherwise any unpaid, but earned annual incentive for any completed fiscal year as of the Date of Termination, (iii) pay for accrued but unused vacation, (iv) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive and under which he has a vested right (including any right that vests in connection with the termination of his employment), and (v) reimbursement for any unreimbursed business expenses to which Executive is entitled to reimbursement under the Company’s expense reimbursement policy (collectively, the “Accrued Obligations”), provided, however, in the event that, prior to the first anniversary of this Agreement (y) Executive is terminated as Interim CEO because the Company has engaged a permanent CEO and (z) Executive is terminated without Cause as Executive Chairman, Executive will be entitled, in lieu of any entitlement pursuant to clause (ii) of this Section 6(a), to Executive’s full annual incentive bonus for fiscal year 2013 (as contemplated pursuant to Section 3(b) above).

(b) In the event that, while Executive is Interim CEO or Executive Chairman, Executive’s employment and service with the Company is terminated (i) by the Company without Cause, or (ii) by Executive due to Constructive Termination, in either case during the 36 months after the date of the then-most recent Change in Control, then in addition to the Accrued Obligations and the accelerated vesting described in Section 3(c) above, subject to Executive’s execution (without revocation) of the Release, Executive shall be entitled to (and the Company and NAVISTAR, INC. shall be jointly and severally obligated to provide to Executive):

(i) An amount equal to three-hundred percent (300%) of the sum of the Executive’s Base Salary in effect at the time of termination and Target Annual Incentive (for purposes of this Section 6(b)(i), the “Severance Pay”). The Severance Pay shall be paid in a lump sum on the Payment Date (as defined below);

(ii)(A) Continued healthcare coverage for the 36-month period immediately after the Date of Termination, with the same coverage option as in effect immediately before the Date of Termination (or substantially similar coverage option in the event such prior coverage option is eliminated or unavailable) and under the same terms and conditions such coverage is otherwise made available to active employees of NIC after the Executive’s termination, with such coverage being provided in lieu of any post-termination healthcare continuation coverage which Executive and his covered spouse and dependents would otherwise have been entitled to receive on account of said termination under applicable federal and state law (“COBRA Coverage”); provided that for the first 12-month period, Executive shall pay for such coverage at no greater after tax cost to the Executive than the after tax cost to the Executive immediately prior to the Date of Termination and for the remaining 24-month period, Executive shall pay for such coverage on a monthly Cost of Coverage basis (as defined below); (B) continued life insurance coverage for the 36-month period immediately after the Date of Termination, in the same amount as in effect immediately before the Date of Termination and under the same terms and conditions such coverage is otherwise made available to active employees of NIC following the Executive’s termination; (C) the same Company-paid outplacement services that were then normally provided to Executive’s then-current peers (determined as of the date immediately before the Date of Termination) and initiated within sixty (60) days after the Date of Termination; provided that the payment for such outplacement services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred; (D) any flexible perquisite allowance actually paid to Executive at or before the Date of Termination shall be retained by the Executive; (E) such post-retirement health and life insurance benefits due to Executive upon his termination pursuant to and in accordance with the respective Company-sponsored benefit plans, programs, or policies under which they are accrued or provided (including grow-in rights as provided under the terms of the applicable plan, program or policy); and (F) the same Company-paid tax counseling and tax forms preparation services that were normally provided to Executive’s then-current peers (determined as of the either date immediately before the Change in Control) for all taxable years up to and including the taxable year of Executive in which the Date of Termination occurred; provided that the payment for such tax counseling and tax form preparation services shall in no event extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the Date of Termination occurred. For purposes of this Agreement, “Cost of Coverage” means the amount equal to 100% of the “applicable premium” as defined under Section 4980B(f)(4) of the Code. For purposes of this Agreement, the “Payment Date” means within thirty (30) days immediately following the expiration of the applicable revocation period following the execution of the Release; provided that payment shall be made no later than 2 1/2 months following the end of the calendar year in which the termination occurs; provided, however, that in the event a payment is administratively impracticable to make by the end of the 2 1/2 month period, then such payment shall be made as soon as administratively practicable in accordance with Section 409A of the Code and the regulations thereunder (collectively, “Section 409A”).

(iii) An amount equal to a Pro Rata (as defined below) portion of the Executive’s Actual Annual Incentive (as defined below), which payment shall be in lieu of any payment to which the Executive may otherwise have been entitled to receive under a Company-sponsored incentive or bonus plan (the “Pro Rata Bonus”). The Pro Rata Bonus shall be paid in lump sum as soon as feasible following the completion of the incentive calculations for the plan year; provided, however, that no amount shall be paid with respect to an award designed to qualify under Section 162(m) of the Code until such award has been appropriately certified in accordance with Section 162(m) of the Code; provided, further, that payment shall be made no later than 2 1/2 months following the end of the calendar year in which such plan year ends. For purposes of this Agreement, “Pro Rata” means a fraction the numerator of which is the number of whole months from the beginning of the Company’s fiscal year in which the termination occurred through the Date of Termination (including the month in which the termination occurs if such termination occurs on or after the 15th day of that month) and the denominator of which is equal to 12. For purposes of this Section 6(b)(iii), “Actual Annual Incentive” means the annual incentive amount that would have been payable to the Executive for the Company’s fiscal year in which the termination occurred under the Company’s Annual Incentive Plan, based on actual performance achieved for such fiscal year of termination.

(c) For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (for purposes of this Section 6(c), “Person”), including the regulations and other applicable authorities thereunder (the “Exchange Act”)), other than employee or retiree benefit plans or trusts sponsored or established by the Company or its affiliates (as defined in Rule 12b-2 under the Exchange Act) (“Affiliates”), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (“Beneficial Owner”), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing twenty five percent (25%) or more of the combined voting power of the Company’s then-outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in Section 6(c)(iv)(A) below, (ii) the following individuals cease for any reason to constitute more than three-fourths (3/4) of the number of directors then-serving on the Board: individuals who constitute the Board as of the Effective Date and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by the vote of at least two-thirds (2/3) of the directors then still in office or whose appointment, election, or nomination was previously so approved; (iii) any complete dissolution or liquidation of the Company or NAVISTAR, INC. or any sale or disposition of all or substantially all (more than fifty percent (50%)) of the assets of the Company (determined without regard to the sale or disposition of any or all of the assets of Navistar Financial Corporation, or any successor thereto) or of NAVISTAR, INC. occurs; or (iv) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the Company, the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 25% or more of the combined voting power of the Company’s then outstanding securities. For the avoidance of doubt, the sale or disposition of any or all of the assets or stock of any subsidiary or affiliate of the Company (other than the sale or disposition of all or substantially all of the assets of NAVISTAR, INC., as described above) shall not be deemed a Change in Control.

7. Confidentiality; Non-Disparagement; Non-Solicitation; Non-Competition; Cooperation. Executive agrees to be bound by the covenants of this Section 7 and acknowledges that the covenants contained within this Section 7 are essential elements of this Agreement. As such, Executive agrees that he shall:

(a) at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, hold in the strictest confidence and not disclose, divulge or appropriate, directly or indirectly, for personal use or the use of others, except as may be required in Executive’s work for the Company, any confidential, secret, proprietary or privileged information pertaining to the business of NIC obtained during Executive’s employment by NIC (collectively, “Confidential Information”), including but not limited to (i) information related to all relationships of NIC with its customers or clients which Executive would not, but for his relationship with NIC, have had contact with (collectively, “Customers”) (including the identities of NIC’s primary contacts at such Customers), trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, trade secrets, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, investors and Customers; and (iii) information regarding the skills and compensation of other employees of NIC;

(b) at all times during the Services Term and for a period of twenty-four (24) months immediately following a termination of employment and service for any reason, refrain from publishing, providing, or soliciting, directly or indirectly, any oral or written statements about NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices that may be considered disparaging, slanderous, libelous, derogatory, or defamatory, or which may reasonably be expected to tend to injure the reputation or business of NIC or any of its respective officers, directors, employees, agents, representatives, products, or practices; provided that such restriction shall not limit Executive’s ability to provide truthful testimony as required by law or any judicial or administrative process;

(c) at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, not, directly or indirectly (whether as owner, principal, agent, partner, officer, director, employee, consultant, investor, lender or otherwise), provide services to any other business or organization anywhere in the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, or any other country in which NIC, directly or indirectly including through a joint venture, strategic alliance or other similar arrangement, conducts business at the time of Executive’s termination of employment and service that competes with the business of NIC by (i) manufacturing, selling or servicing medium or heavy duty automotive vehicles with diesel powered engines (including commercial trucks, commercial buses, school buses, recreational vehicles, and military vehicles), parts or components for such vehicles, diesel powered engines for such vehicles, parts or components for diesel powered engines for such vehicles; (ii) providing financing or financing-related services related to any of the business activities listed in Section 7(c)(i) above; or (iii) providing other services or products which are the same as or substantially similar to those provided by NIC at the time of Executive’s termination of employment and service, in each case, with respect to which Executive developed, received or learned Confidential Information during his employment and service with NIC; provided, however, that such restriction shall not prohibit Executive’s purchase or ownership of less than five percent (5%) of the outstanding voting stock of a publicly-held company so long as such ownership is passive in nature;

(d) at all times during the Services Term and for a period of twenty-four (24) months immediately following a termination of employment and service for any reason, refrain, without the written consent of the Company or NAVISTAR, INC., from, directly or indirectly, (i) recruiting or soliciting any employee, consultant, contractor, agent, or representative of NIC for employment or for retention as a consultant or service provider for any entity other than NIC; (ii) encouraging any employee, consultant, contractor, agent, or representative of NIC to leave its employ or cease his relationship with NIC; (iii) hiring any person who is then an employee, consultant, contractor, agent, or representative of NIC for any entity other than NIC, or providing names or other information about such employee, consultant, contractor, agent, or representative to any person or business under circumstances which could lead to the use of that information for purposes of recruiting or hiring for any entity other than NIC; (iv) interfering with the relationship of NIC with any of its employees, consultants, contractors, agents, or representatives; (v) soliciting or inducing, or in any manner attempting to solicit or induce, any Customer, or prospect of NIC (1) to cease being, or not to become, a client or customer of NIC; or (2) to divert any business of such Customer or prospect from NIC, or (vi) otherwise interfering with, disrupting, or attempting to interfere with or disrupt, the relationship, contractual or otherwise, between NIC and any of its Customers, prospects, suppliers, employees, consultants, contractors, agents, or representatives; and

(e) at all times during the Services Term and for a period of twenty-four (24) months immediately following termination of employment and service for any reason, cooperate with and provide assistance to NIC at any time and in any manner reasonably required by NIC or its respective counsel in connection with any litigation or other legal process affecting NIC, or in answering questions concerning any other matter, in which Executive was involved or had knowledge of during the course of his employment and service (other than any dispute between the Parties concerning this Agreement); provided that (i) the Company and NAVISTAR, INC. shall have provided Executive with advance written notice of the request to cooperate or assist; (ii) the Company and NAVISTAR, INC. shall reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses in connection with said cooperation and assistance promptly after Executive submits a written request therefor together with copies of the invoices substantiating such expenses, but in no event shall payment of any such fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided that prior to reimbursement Executive first delivers a written undertaking to the Company and NAVISTAR, INC. to repay all such attorneys’ fees and costs and expenses paid to Executive prior to the final disposition of the litigation or other legal process affecting NIC if it ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to reimbursement of such attorneys’ fees and costs and expenses; and (iii) that after the termination of employment and service for any reason, such cooperation and assistance shall not require Executive to forgo or significantly interrupt any professional or personal commitment that he reasonably deems significant or to take any action that, in his reasonable judgment, could impair his ability to perform the responsibilities of or could jeopardize the continuation of his then current employment or self-employment.

(f) Executive acknowledges and agrees that NIC’s businesses is intensively competitive, Executive’s employment and service required Executive to have access to and knowledge of NIC’s confidential information and trade secrets, the Customers have required a significant degree of difficulty, number of years, an amount of money by NIC to acquire and develop, Executive has had significant personal contact with and knowledge of the Customers, and the duration of the Customer’s association with NIC and the continuity of the Customer-NIC relationships are of the utmost importance to the success of NIC’s business. Executive also acknowledges and agrees that the business of NIC is conducted nationally and internationally and agrees that the provisions in the foregoing sentence will operate throughout the United States of America or its territories, Canada, Mexico, Brazil, United Kingdom, Germany, South Africa, United Arab Emirates, India and the People’s Republic of China, and any other country in which NIC conducts business at the time of Executive’s termination of employment and service with NIC. Executive further acknowledges and agrees that Executive holds a senior management role at NIC and that, if Executive were to hold a management position with a competitor of NIC, Executive would be able to exploit unfairly Confidential Information or Customer-NIC relationships. Accordingly, Executive acknowledges and agrees that the foregoing covenants set forth in this Section 7 are reasonable, including as to scope, activity, subject, geography and duration, and that irreparable injury will result to NIC in the event of any violation by Executive of these covenants, and that said covenants are a condition precedent to the Company’s and NAVISTAR, INC.’s willingness to enter into this Agreement. In the event that any of the foregoing covenants are violated, the Company and NAVISTAR, INC. shall be entitled, in addition to any other remedies and damages available under law, equity, or otherwise, to recoup, offset, suspend, or terminate any or all separation payments and benefits previously paid or otherwise subsequently owed to Executive under this Agreement, to injunctive relief from any court of competent jurisdiction to restrain the violation of such covenants, and/or to prevent any threatened violation by Executive, and/or by any person or persons acting for, or in concert with, Executive in any capacity whatsoever, without posting a bond or other security. In addition, if such a court deems that any of the foregoing covenants are unreasonable, the Parties agree that the maximum permissible period and scope prescribed by such court shall be substituted for the stated period and scope.

8. Limitation on Payments.

(a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment or service, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Sections 3 or 6 of this Agreement, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code

(the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash payment, excluding any cash payment with respect to the acceleration of equity awards, that is otherwise payable to Executive that is exempt from Section 409A, (B) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A and (C) reduction of any payment with respect to the acceleration of equity awards that is otherwise payable to Executive that is exempt from Section 409A.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

9. No Mitigation/Offset. In the event of any termination of employment and service hereunder, Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to set off, counterclaim, recoupment or defense. The preceding sentence shall not limit the Company’s right to enforce the recoupment, offset, suspension and termination provisions set forth in Section 7(c) above or the repayment provision in Section 14 below.

10. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and Certificate of

Incorporation, including coverage, if applicable, under any directors and officers insurance policies, with such indemnification to be determined by the Board or any of its committees in good faith based on principles consistently applied (subject to such limited exceptions as the Board may approve in cases of hardship) and on terms no less favorable than provided to any other Company executive officer or director.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death as well as any beneficiaries duly designated by Executive prior to his death in accordance with the terms hereof, and (b) any successor of the Company and NAVISTAR, INC. Any such successor of the Company and NAVISTAR, INC. will be deemed substituted for the Company and NAVISTAR, INC. under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company or NAVISTAR, INC. The Company and NAVISTAR, INC. shall require their respective successors to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company and NAVISTAR, INC. would be required to perform it if no such succession had taken place. Notwithstanding the foregoing, the Company and NAVISTAR shall remain, with such successor, jointly and severally liable for all of their obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company or NAVISTAR, INC. and any attempted assignment in contravention hereof will be null and void. Executive may designate one or more persons or entities as the primary or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing reasonably acceptable to the Board or the Board’s designee. Executive may make or change such designation at any time. Except as approved by the Board or the Board’s designee, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

12. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent overnight by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the Parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing in accordance with the terms of this Section 12:

If to the Company, NIC, or NAVISTAR, INC.:

2706 Navistar Drive

Lisle, Illinois 60532

Attn: General Counsel

With a copy (not constituting notice) to:

Charles W. Mulaney Jr.

Skadden, Arps, Slate, Meagher & Flom

155 North Wacker Drive

Chicago, Illinois 60606

If to Executive:

at the last residential address known by the Company.

With a copy (not constituting notice) to:

Jerry L. Shulman,

Esq. Williams & Connolly LLP

725 Twelfth Street, NW

Washington, DC 20005

13. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision, unless such omission would substantially impair the rights or benefits of any Party hereto.

14. Enforcement. Each Party agrees that any controversy or claim arising out of or relating to this Agreement or the alleged breach hereof shall be instituted in the United States District Court for the Northern District of Illinois, or if that court does not have or will not accept jurisdiction, in any court of general jurisdiction in the State of Illinois, and Executive and the Company and NAVISTAR, INC. hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that any such Party may have to personal jurisdiction, the laying of venue of any such proceedings and any claim or defense of inconvenient forum.

Any award shall be payable to Executive no later than the end of the Executive’s first taxable year in which the Company and NAVISTAR, INC. either concede the amount (or portion of the amount) payable or is required to make payment pursuant to a judgment by a court, and shall include interest on any amounts due and payable to Executive from the date due to the date of payment, calculated at one hundred and ten percent (110%) of the prime rate in effect at the Northern Trust Company (or any successor thereto) in the first of each month.

If it is necessary or desirable for Executive to retain legal counsel or incur other costs and expenses in connection with the enforcement of any or all of Executive’s rights under this Agreement, the Company and NAVISTAR, INC. shall, within thirty (30) days after receipt of an invoice certifying payment by Executive of such attorney fees, or payment of such other costs and expenses, reimburse Executive’s reasonable attorneys’ fees and costs and such other expenses, including expenses of any expert witnesses, in connection with the enforcement of said rights; provided, that to the extent (and only to the extent) such expenses are subject to Section 409A, in no event shall any payment of Executive’s fees, costs, and expenses be made after the last day of Executive’s taxable year following the taxable year in which the expense was incurred; provided, further, that Executive shall repay any such advance of fees, costs, and expenses (and no additional advances or reimbursements shall be made) (i) if there is a specific judicial finding that Executive’s request to litigate was frivolous, unreasonable or without foundation; (ii) if it has been finally determined that Executive’s termination of employment for Cause was proper; or (iii) if the Board determines in good faith that as of the date of Executive’s termination of employment and service, grounds for an involuntary termination for Cause had existed.

15. Integration; Modification; Waiver. This Agreement, together with the Option award agreement described in Section 3(c) hereof, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement or the Option award agreement will be binding unless in a writing that is signed by duly authorized representatives of the Parties. In entering into this Agreement, no Party has relied on or made any representation, warranty, inducement, promise or understanding that is not in this Agreement.

16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17. Headings; Construction. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement and shall not be applied to the construction of this Agreement. No provision of this Agreement shall be interpreted or construed against any Party because that Party or its legal representative drafted that provision. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United States dollars. Section, subsection, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

18. Tax Withholding. All payments made pursuant to this Agreement will be subject to any required withholding of applicable taxes.

19. Legal Fees. The Company will pay the legal fees, up to a maximum of $10,000, incurred by Executive in connection with the negotiation and execution of this Agreement, payable upon submission of the billing statement or paid receipt for such services rendered by Executive’s counsel.

20. Governing Law. This Agreement will be governed by and construed in accordance with applicable federal laws and, to the extent not inconsistent therewith or preempted thereby, with the laws of the State of Illinois, including any applicable statutes of limitation, without regard to any otherwise applicable principles of conflicts of laws or choice of law rules (whether of the State of Illinois or any other jurisdiction) that would result in the application of the substantive or procedural rules or law of any other jurisdiction.

21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

22. Internal Revenue Code Section 409A. Notwithstanding any provision of this Agreement, this Agreement shall be construed and interpreted to comply with Section 409A. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Section 409A for certain short-term deferral amounts. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment and service with the Company for purposes of entitlement to any payments under this Agreement which are subject to Section 409A until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. If, as of the Date of Termination, Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to Executive under this Agreement within six (6) months of his “separation from service” (as determined under Section 409A) constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to Executive by virtue of his separation from service, then to the extent necessary to avoid the imposition of taxes under Section 409A, such amount or benefit will not be paid or provided during the six-month period following the date of Executive’s separation from service and instead shall be paid or provided on the first business day that is at least seven (7) months following the date of Executive’s separation from service, together with interest thereon from the date(s) originally due. Further, any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of this Agreement, notwithstanding any other provision of this Agreement to the contrary, the Executive’s employment and service shall be deemed to have terminated only if (i)

Executive is not, immediately after such event, employed by the Company, or any other person with whom Executive’s legal employer would be considered a single employer under 414(b) or 414(c) of the Code (collectively the “Controlled Group”), and (ii) to the extent (and only to the extent) that a “payment” (as defined in Section 409A) provided to Executive under this Agreement is subject to Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A. The termination of Executive’s employment by any member within the Controlled Group shall be deemed to be a termination by the Company for purposes of this Agreement if the conditions imposed by the immediately preceding sentence are met.

23. Counterparts. This Agreement may be executed in counterparts (including via facsimile or the electronic exchange of portable document format [PDF] copies), and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company and NAVISTAR, INC. by a duly authorized officer, on the day and year written below.

NAVISTAR INTERNATIONAL CORPORATION

/S/ ANDREW J. CEDEROTH	Date: August 26, 2012
By: Andrew J. Cederoth
Title: Executive Vice President and Chief Financial Officer

NAVISTAR, INC.

/s/ ANDREW J. CEDEROTH	Date: August 26, 2012
By: Andrew J. Cederoth
Title: Executive Vice President and Chief Financial Officer

EXECUTIVE:

/S/ LEWIS B. CAMPBELL	Date: August 26, 2012
Lewis B. Campbell

Exhibit A

Board Memberships and Consultancy

Caldera Ventures

The Business Council

Bristol-Myers Squibb Company

Noblis Inc.

Sensata Technologies, Inc.

Exhibit B

Form of Non-Qualified Stock Option Award Agreement